Exhibit 34.4

KPMG LLP
Suite 300	Suite 1120
1212 N. 96th Street	1248 O Street
Omaha, NE 68114-2274	Lincoln, NE 68508-1493

Report of Independent Registered Public Accounting Firm

The Board of Directors
Nelnet, Inc.:

We have examined management’s assessment, included in the accompanying Management Assessment of Compliance with SEC Regulation AB Criteria, that Nelnet, Inc. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for SLM Student Loan Trust 2010-2 (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the year ended December 31, 2016. The Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria, as applicable, for the assessment period as of and for the year ended December 31, 2016. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment of Compliance with SEC Regulation AB Criteria, for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB and the Company has elected to take responsibility for assessing compliance with servicing criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity

In our opinion, management’s assessment that Nelnet, Inc. complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2016 is fairly stated, in all material respects.

/s/ KPMG LLP

Lincoln, Nebraska
February 17, 2017